Filed Pursuant to Rules 424(b)(3) and 424(c)
                             Registration No. 333-43988

 SEVENTH PROSPECTUS SUPPLEMENT DATED NOVEMBER 2, 2000
       (to prospectus dated September 12, 2000)

                     $551,450,000
                        KOHL'S
Liquid Yield OptionT Notes (Zero Coupon - Subordinated) due 2020
                          and
The Common Stock Issuable Upon Conversion of the LYONs


              SELLING SECURITYHOLDERS (6)

     The following represents updated information regarding the selling securityholders listed on the table on pages 26-34 of the prospectus dated September 12, 2000.


                         Principal
                         Amount at                   Number of
                        Maturity of                  Shares of
                           LYONs                       Common
                       Beneficially    Percentage      Stock     Percentage of
                        Owned That      of LYONs      That May   Common Stock
 Name and Address       May Be Sold    Outstanding   Be Sold(1)  Outstanding(2)

Merrill Lynch Pierce   $19,087,000(7)     3.46%        136,586         *
Fenner & Smith Inc.(5)
101 Hudson Street
Jersey City, NJ 07302-3997

*Less than 1%.

(1) Assumes conversion of all of the holder's LYONs at a conversion rate of 7.156 shares of common stock per $1,000 principal amount at maturity of the LYONs. However, this conversion rate will be subject to adjustment as described under "Description of LYONs - Conversion Rights." As a result, the amount of common stock issuable upon conversion of the LYONs may increase or decrease in the future.


(2) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 329,669,427 shares of common stock outstanding as of May 26, 2000. In calculating this amount, we treated as outstanding that number of shares of common stock issuable upon conversion of all of that particular holder's LYONs.
     However, we did not assume the conversion of any other holder's LYONs.



(5) Merrill Lynch Pierce Fenner & Smith Inc. was the initial purchaser of the LYONs issued in a private placement by Kohl's in June 2000 and from time to time may act in a financial investment advisory capacity to Kohl's.

(6) Total principal amount of selling securityholders listed is more than $551,450,000 because certain of the selling securityholders may have transferred
     LYONs pursuant to Rule 144A or otherwise reduced their position prior to selling pursuant to this Registration Statement. The maximum principal amount of LYONs that may be sold under this prospectus will not exceed $551,450,000.

(7) As of the date of this supplement, $6,587,000 of the $19,087,000 principal amount has been sold.